SECOND AMENDMENT TO SECURED LOAN AGREEMENT

This Second Amendment (this “Amendment”) to the Secured Loan Agreement referenced below is entered into as of June 29, 2006, among Leaf Fund II, LLC, a Delaware limited liability company, as Borrower (the “Borrower”), Leaf Funding, Inc., a Delaware corporation, as Originator (the “Originator”), Lease Equity Appreciation Fund II, L.P., a Delaware limited partnership, as Seller (the “Seller”), Leaf Financial Corporation, a Delaware corporation, as Servicer (the “Servicer”), U.S. Bank National Association, a national banking association, as Collateral Agent (in such capacity, the “Collateral Agent”) and as Securities Intermediary (in such capacity, the “Securities Intermediary”) and WestLB AG, New York Branch, as Lender (the “Lender”).

R E C I T A L S:

WHEREAS, the Borrower, the Originator, the Seller, the Servicer, the Collateral Agent, the Securities Intermediary and the Lender are parties to the Secured Loan Agreement, dated as of June 1, 2005 (as amended, supplemented and otherwise modified from time to time, the “Secured Loan Agreement”);

WHEREAS, the parties hereto desire to amend the Secured Loan Agreement pursuant to Section 14.04 thereof to make certain amendments thereto as further described in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Amendments to the Secured Loan Agreement. Effective as of the execution and delivery of this Amendment by all parties hereto:

(a)  The definition of “Applicable Margin” in Appendix A to the Secured Loan Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” means, for each Advance and (i) any date prior to the Facility Termination Date, 0.95% or (ii) any date that occurs on or after the Facility Termination Date, 1.85%.”

(b)  The definition of “Facility Termination Event” in Appendix A to the Secured Loan Agreement is hereby amended and restated in its entirety as follows:

“Facility Termination Event” means the occurrence of any of the following: (i) an Event of Default, (ii) the average of the Annualized Default Ratios on the Serviced Portfolio for the three most recently ended Collection Periods exceeds 2.5%, (iii) the average of the Annualized Default Ratios on the Securitized Portfolio for the three most recently ended Collection Periods exceeds 2.5%, (iv) the average of the NPA Ratios for the Securitized Portfolio for the three most recently ended Collection Periods exceeds 1.5% or (v) the Cumulative Net Loss exceeds the percentages found in the column titled “Facility Termination Event” in the definition of “Static Pool Test”; provided, however, that any such Facility Termination Event (other than clause (ii) or clause (iii)) may be waived by the Lender.

(c)  The definition of “Maximum Facility Amount” in Appendix A to the Secured Loan Agreement is hereby amended and restated in its entirety as follows:

“Maximum Facility Amount” means $150,000,000.

(d)  Section 8.01(m) of the Secured Loan Agreement is hereby amended and restated in its entirety as follows:

“(m) 3-Month Rolling Average of the Annualized Default Ratio (Serviced Portfolio). The average of the Annualized Default Ratios on the Serviced Portfolio for the three most recently ended Collection Periods is equal to or greater than 3.50%; or”

(e)  Section 8.01(n) of the Secured Loan Agreement is hereby amended and restated in its entirety as follows:

“(n) 3-Month Rolling Average of the Annualized Default Ratio (Securitized Portfolio). The average of the Annualized Default Ratios on the Securitized Portfolio for the three most recently ended Collection Periods is equal to or greater than 3.50%; or”

(f)  Paragraph (liii)(H) of Exhibit D to the Secured Loan Agreement is hereby amended and restated in its entirety as follows:

“(liii)(H) after giving effect to the addition of the Contract to the pool of Eligible Contracts, the Aggregate Implicit Principal Balance of Eligible Contracts (as of any date of determination) with respect to which any one Person or any Affiliate of such Person is the related Customer does not exceed (1) if the Aggregate Implicit Principal Balance of the Eligible Contracts is less than $25,000,000, 4.0% of the Aggregate Implicit Principal Balance of all Eligible Contracts, (2) if the Aggregate Implicit Principal Balance of the Eligible Contracts is less than $50,000,000 but is greater than $25,000,000, the greater of (x) $1,000,000 and (y) 3.0% of the Aggregate Implicit Principal Balance of all Eligible Contracts and (3) if the Aggregate Implicit Principal Balance of the Eligible Contracts is greater than $50,000,000, 3.0% of the Aggregate Implicit Principal Balance of all Eligible Contracts;”

Section 2.  Representations and Warranties. Each of the Borrower, the Seller, the Servicer and the Originator hereby represents and warrants that (i) it has the power and is duly authorized to execute and deliver this Amendment, (ii) this Amendment has been duly authorized, executed and delivered, (iii) it is and will continue to be duly authorized to perform its respective obligations under the Loan Documents and this Amendment, (iv) the execution, delivery and performance by it of this Amendment shall not (1) result in the breach of, or constitute (alone or with notice or with the lapse of time or both) a default under, any material agreement or instrument to which it is a party, (2) violate (A) any provision of law, statute, rule or regulation, or organizational documents or other constitutive documents, (B) any order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound, or (3) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower other than pursuant to the Loan Documents, (v) this Amendment and each of the Loan Documents to which it is a party or by which it or its assets may be or is bound constitutes its legal, valid and binding obligations, enforceable against it (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity), (vi) except as publicly disclosed, there are no actions, suits, investigations (civil or criminal) or proceedings at law or in equity or by or before any Governmental Authority pending or, to its knowledge, threatened against or affecting it or any of its business, property or rights (1) which involve any Loan Documents or (2) which would be materially likely to result in a Material Adverse Effect, (vii) it is not in default or violation with respect to any law, rule or regulation, judgment, writ, injunction or decree order of any court, governmental authority, regulatory agency or arbitration board or tribunal and, with respect to the Originator, the effect of which would have a material adverse effect on its business, assets, operations or financial condition and (viii) no Facility Termination Event, Default or Event of Default has occurred or is continuing. Except as expressly amended by the terms of this Amendment, all terms and conditions of the Secured Loan Agreement shall remain in full force and effect and are hereby ratified in all respects.

Section 3.  Conditions to Effectiveness. This Amendment shall not be effective until the following conditions precedent have been satisfied:

(a)  the Lender shall have received:

(i)	a copy of this Amendment duly executed by each of the parties hereto;

(ii)	good standing certificates, dated as of a recent date, for each of the Borrower and the Servicer, issued by the Secretary of State of Delaware;

(iii)
certified copies of requests for information or copies (or similar UCC search report certified by a party acceptable to the Lender), dated a date reasonably near to the effective date hereof, listing all effective financing statements, which name the Borrower (under its present name and any previous name) as debtor, together with copies of such financing statements as the Lender may request;

(iv)
one or more bring down letters with respect to the Opinions of Counsel of counsel to the Borrower, the Servicer, the Custodian and the Backup Servicer, delivered in connection with the Secured Loan Agreement which bring down letters shall affirm such Opinions of Counsel as of the effective date hereof;

(v)
one or more Opinions of Counsel of counsel to the Borrower and the Servicer in form and substance satisfactory to the Agent with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, this Amendment;

(vi)
all costs and expenses required to be paid in connection with this Amendment shall have been paid in full, and any fees due the Lender payable in connection with this Amendment shall have been paid in full; and

(vii)
the Servicer shall have delivered to the Lender, in form and substance satisfactory to the Lender, a certificate signed by an officer of the Borrower having responsibility for financial matters of the Borrower which shall demonstrate that, as of the effective date of this Amendment no Facility Termination Event or Event of Default shall exist.

(b)  All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Amendment and all related documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

Section 4.  Defined Terms; Headings.All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided herein or in Appendix A to the Secured Loan Agreement. The headings of the various Sections of this Amendment have been inserted for convenience of reference only and shall not be deemed to be part of this Amendment.

Section 5.  Limited Amendment. This Amendment is limited precisely as written and shall not be deemed to (a) be a consent to a waiver or any other term or condition of the Secured Loan Agreement, the other Loan Documents or any of the documents referred to therein or executed in connection therewith or (b) prejudice any right or rights the Lender or the Hedge Counterparties may now have or may have in the future under or in connection with the Secured Loan Agreement, the other Loan Documents or any documents referred to therein or executed in connection therewith. Whenever the Secured Loan Agreement is referred to in the Secured Loan Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Secured Loan Agreement, as the case may be, as modified by this Amendment. Except as hereby amended, no other term, condition or provision of the Secured Loan Agreement shall be deemed modified or amended, and this Amendment shall not be considered a novation.

Section 6.  Construction; Severability. This Amendment is a document executed pursuant to the Secured Loan Agreement and shall (unless otherwise expressly indicated therein) be construed, administered or applied in accordance with the terms and provisions thereof. If any one or more of the covenants, agreements, provisions or terms of this Amendment shall be held invalid in a jurisdiction for any reason whatsoever, then, in such jurisdiction, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Amendment.

Section 7.  Counterparts; Facsimile Signature. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. The parties may execute facsimile copies of this Amendment and the facsimile signature of any such party shall be deemed an original and fully binding on said party.

Section 8.  Governing Law. This Amendment shall be governed and construed in accordance with the applicable terms and provisions of Section 14.09 (Governing Law) of the Secured Loan Agreement, which terms and provisions are incorporated herein by reference.

Section 9.  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Secured Loan Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

BORROWER:                      LEAF FUND II, LLC

By:         _____________________________________
Name:  Miles Herman
Title:  Vice President

ORIGINATOR:                     LEAF FUNDING, INC.

By:         _____________________________________
Name:  Miles Herman
Title:  SVP & COO

SELLER:                      LEASE EQUITY APPRECIATION FUND II, L.P.

                          By:  LEAF FINANCIAL CORPORATION,
                                    as General Partner

By:         _____________________________________
Name:  Miles Herman
Title:  President, COO

SERVICER:                        LEAF FINANCIAL CORPORATION

By:         ____________________________________
Name:  Miles Herman
Title:  President, COO

Second Amendment to Secured Loan Agreement

LENDER:                      WESTLB AG, NEW YORK BRANCH

By:         ____________________________________
Name:
Title:

By:         ____________________________________
Name:
Title:

COLLATERAL AGENT/
SECURITIES INTERMEDIARY:           U.S. BANK NATIONAL ASSOCIATION

By:         ___________________________________
Name:
Title: